Exhibit 99.1
Calavo Growers, Inc.
Lee Cole, Calavo Growers, Inc.
805-525-1245
or
Jerry Freisleben, Foley/Freisleben LLC
213-955-0020
CALAVO GROWERS, INC. ANNOUNCES RECORD
SALES AND STRONG THIRD QUARTER FISCAL 2005 RESULTS

Quarterly Highlights Include:
•	Sales, Gross Margin Reach Highest Single-Quarter Levels in Company History

•	Net Income Reaches Highest Single-Quarter Level in Company History, Before Effect of Sarbanes-Oxley Expense

•	California Avocado Prices Jump, Benefiting Grower Returns

•	International and Processed Sales Climb 122 and 24 Percent

•	Shareholders’ Equity Leaps 52 Percent, Primarily Related to Investment Transactions with Limoneira Company

SANTA PAULA, Calif. (Sept. 6, 2005)—Calavo Growers, Inc. (Nasdaq-NM: CVGW), a global leader in packing and marketing fresh and processed avocados, today reported that fiscal 2005 third-quarter revenues and gross margin soared to the highest single-period totals in company history and that net profit also reached record levels, before giving effect to costs for implementing provisions of the Sarbanes-Oxley Act (SOX).
     Even after accounting for the substantial SOX expense, discussed in detail below, net income in the three months ended July 31, 2005, totaled a robust $2.9 million, modestly changed from $3.1 million posted in the corresponding quarter one-year ago. Diluted earnings per share, which are based on nearly five percent more shares outstanding owing to Calavo’s recent cross-investment in Limoneira Company, equaled $0.21 in the most recent quarter, which compares with $0.23 in the fiscal 2004 third period.
     Third-quarter sales surged to a record $88.7 million, an increase of 6.5 percent, from $83.3 million posted in the like period last year, propelled by sharp sales increases in both the company’s International and Processed Products business segments. Gross margin advanced 7.5 percent to a new high of $9.2 million from $8.6 million a year earlier.

     For the nine months ended July 31, 2005, Calavo posted net income of $3.8 million, equal to $0.28 per diluted share, on net sales of $196.6 million. In the corresponding period last year, net income totaled $5.1 million, or $0.38 per diluted share, on net sales of $208.8 million.
California Pricing, International and Processed Sales Drive Results
     Chairman, President and Chief Executive Officer Lee E. Cole stated: “Calavo’s performance in the third quarter was enormously gratifying—both our strong operating results and advancement of key strategic initiatives, most notably our transaction with Limoneira Company, that are in keeping with plans for building a broader-based, more diversified company.”
     Cole continued, citing factors that favorably impacted Calavo’s operating results in the period including:
•	Strong demand and sharply higher pricing for California avocados, which rose by $2.52 per carton when compared to the corresponding period in the prior year, drove returns to the growers, despite a cyclically smaller domestic harvest;

•	Aforementioned sales gains in Calavo’s International business unit, with third-quarter segment revenues leaping 122 percent year-to-year following USDA removal of import restrictions for Mexican avocados; and,

•	Surging revenues and gross margin in the Processed Products division, where quarterly sales jumped 24 percent from one year ago, fueled by increasing market penetration at the retail level for the company’s ultra-high-pressure guacamole.
“The sharply higher per-case price of California fruit in the most recent quarter is indicative of Calavo’s ability to deliver higher returns to its growers while, at the same time, generating consistent profit for the company,” said Cole. “Most notably, it validates our recommendation to growers in our fiscal second quarter that they moderate their harvests at that time due to an oversupply of fruit on the market in order to realize higher returns in the most recent period.
     “In the Processed Products division, we are beginning to see increasing sales momentum—retail demand for high-pressure guacamole continues to grow and customers now include the Albertson’s, Stater Bros. and Trader Joe’s chains, to name a few. Another positive indicator, is the leap in the processed products gross margin by about 88 percent from last year’s third period, reflecting increasing efficiencies and productivity gains at our recently opened Uruapan, Michoacan, Mexico production facility,” added Cole.

Balance Sheet Strength: Shareholders’ Equity Grows 52 Percent
     Referencing other quarterly highlights, Cole singled out the previously announced investment in Limoneira, the agribusiness and land company, which along with significant operational benefits, had a “favorable effect on Calavo’s already-vigorous balance sheet.”
     Cole noted, “As a result principally of unrealized stock gains from our investment in Limoneira, and Limoneira’s investment in Calavo, Calavo shareholders’ equity has jumped 52 percent, with the book value of our company’s common shares equaling $4.73 per share at July 31, up from $3.34 at the prior quarter’s close. Beyond the positive impact on our financial condition, the investment in Limoneira, through which Calavo became that company’s single-largest shareholder, simply is sound business on every level. Calavo immediately gained an incremental seven to 10 million pounds of annual packing volume from Limoneira, one of the two largest California avocado growers. Furthermore, our company will prospectively benefit from the potential development of some of its approximate 7,000 prime acres of land, the majority of which is located in Ventura County.”
SOX Costs Remain High; CEO Cole Speaks Out on Small-Cap Relief
     Cole reiterated that considerable expenditures related to implementing provisions required under Section 404 of SOX continue to constrain Calavo’s profitability and was a significant factor in the difference in the company’s bottom line in the third quarter and year-to-date. The effect of these costs in fiscal 2005—along with a series of other unique items incurred this year and recognized in cost of sales and sales, general and administrative expense (SG&A)—totals $2.0 million, with some $1.1 million attributable to SOX implementation alone. The balance, approximately $0.9 million, is attributable to higher professional fees and costs associated with relocation of the company’s headquarters to Santa Paula last March.
     “Unlike many small-cap companies, Calavo is fortunate that it has been able to maintain consistent profitability despite the onerous burden associated with SOX compliance,” said Cole. “We expect that these costs will normalize and even decline by at least 50% in future years. For the balance of fiscal 2005, however, the company expects to incur significant SOX expense.
     “Calavo has always been committed to best practices in corporate governance. I hope that securities regulators and legislators in Congress begin to recognize the extreme financial hardship SOX is placing on small-cap public companies and offer some relief from its provisions. SOX expense strips from smaller companies the dollars for reinvestment in the business, profit growth and ultimately shareholder returns,” stated Cole emphatically.

Fourth Quarter Outlook and Perspective
     Turning to outlook for the balance of the fiscal year, Cole stated that Calavo will continue “the focused execution of its business plan in the fourth quarter. Considerable SOX implementation expense aside, our company’s management team is maintaining a tight rein on costs and characteristic fiscal discipline. “With respect to operations, although California’s avocado season winds down in the current period, we will offset that tapering supply with ample volume of Mexican-grown fruit, supplemented by additional Chilean imports. We anticipate the processed unit to continue gaining ‘traction’ and think that the positive trend lines that emerged in the third quarter are a sign of still-stronger performance to come. The high-pressure product has great potential. Despite the challenging business environment, Calavo looks forward to completing another solidly profitable year,” the CEO concluded.
About Calavo
     Calavo Growers, Inc. is a worldwide leader in the procurement and marketing of fresh avocados and other perishable foods, as well as the manufacturing and distribution of processed avocado products. Founded in 1924, Calavo’s expertise in marketing and distributing avocados, processed avocados, and other perishable foods allows the company to deliver a wide array of fresh and processed food products to food distributors, produce wholesalers, supermarkets, and restaurants on a global basis.
Safe Harbor Statement
This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of
1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Report on Form 10-K for the year ended October 31, 2004. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(All amounts in thousands)

	July 31,	October 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$1,186	$636
Accounts receivable, net of allowances of $2,101 (2005) and $1,087 (2004)	33,695	21,131
Inventories, net	15,493	11,375
Prepaid expenses and other current assets	4,384	4,598
Loans to growers	95	209
Advances to suppliers	2,401	2,413
Income tax receivable	—	803
Deferred income taxes	1,775	1,775

Total current assets	59,029	42,940
Property, plant, and equipment, net	16,729	17,427
Building held for sale	—	1,658
Investment in Limoneira	40,967	—
Goodwill	3,591	3,591
Other assets	1,378	1,782

	$121,694	$67,398

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$18,030	$5,789
Trade accounts payable	2,383	2,490
Accrued expenses	10,723	8,234
Income tax payable	177	—
Short-term borrowings	867	2,000
Dividend payable	—	4,052
Current portion of long-term obligations	1,316	22

Total current liabilities	33,496	22,587
Long-term liabilities:
Long-term obligations, less current portion	11,719	34
Deferred income taxes	7,759	840

Total long-term liabilities	19,478	874
Commitments and contingencies Total shareholders’ equity	68,720	43,937

	$121,694	$67,398

CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
(All amounts in thousands, except per share amounts)

	Three months ended		Nine months ended
	July 31,		July 31,
	2005	2004	2005	2004
Net sales	$88,699	$83,318	$196,576	$208,782
Cost of sales	79,505	74,762	179,075	189,389

Gross margin	9,194	8,556	17,501	19,393
Selling, general and administrative	4,825	3,848	13,645	11,504

Operating income	4,369	4,708	3,856	7,889
Other income, net	153	91	2,144	311

Income before provision for income taxes	4,522	4,799	6,000	8,200
Provision for income taxes	1,603	1,739	2,161	3,100

Net income	$2,919	$3,060	$3,839	$5,100

Net income per share:
Basic	$0.21	$0.23	$0.28	$0.38

Diluted	$0.21	$0.23	$0.28	$0.38

Number of shares used in per share computation:
Basic	14,171	13,507	13,729	13,494

Diluted	14,237	13,594	13,796	13,579